EXHIBIT 4.1(c)

SO 2013-1 Subscription Plan

SEQUANS COMMUNICATIONS

Société anonyme au capital de 893.676,78 Euros

Siège social : 19, Le Parvis de La Défense - 92800 PUTEAUX

RCS Nanterre 450 249 677

Regulations

Stock Option Subscription Plan – 2013-1

SO 2013-1 Subscription Plan

- CONTENTS -

I	-	DEFINITION OF STOCK OPTION SUBSCRIPTION PLAN		3

II	-	LEGAL FRAMEWORK FOR THE PLAN		3

III	-	DESCRIPTION OF THE PLAN		4

		-	Issuing the Options	4
		-	Number of shares covered by the Options
		-	Features and period of validity of the Options	4
		-	Cessation of the Beneficiary’s duties with the Company or one of its subsidiaries	5
		-	Setting the subscription price for shares covered by the Options	6
		-	Maintaining the rights of Beneficiaries during the exercise period	6

IV	-	REQUIREMENTS AND PROCEDURES FOR EXERCISING OPTIONS		6

		-	Suspension of the rights to exercise the Options	6
		-	Procedures and conditions for exercising the Options

V	-	FEATURES OF SHARES SUBSCRIBED		7

		-	Delivery ad form of shares	7
		-	Rights	7
		-	Availability of shares

VI	-	TAX PROVISIONS		7

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I – DEFINITION OF STOCK OPTION SUBSCRIPTION PLAN

In order to reward its employees and those of its subsidiaries, Sequans Communications wishes to set up a system enabling them to share in its growth.

A stock option subscription plan is a mechanism by which a company offer its employees and/or company officers, as well as the employees of its subsidiaries within the meaning of Article L.233-3 of the French Commercial code, the possibility of subscribing for new shares during a certain period, at a price set on the date the Options are issued, and that remains fixed during the entire period.

In this way, the beneficiaries participate in their company’s performance through the changes in share value, even before they become shareholders by exercising the options to subscribe for shares (hereinafter “Options”).

Furthermore, the financial benefit obtained by exercising the Options and by a subsequent sale of the shares is subject to a specific tax treatment.

II – LEGAL FRAMEWORK FOR THE PLAN

This mechanism is governed, in particular, by articles L.225-177 and following of the French Code de commerce.

In a decision taken on 25 June 2013, a combined general shareholders’ meeting voted in favour of the principle of issuing Options likely to give rise to a maximum of 1,000,000 new ordinary shares with a unitary par value of EUR 0.02.

This combined general shareholders’ meeting has defined the conditions of setting of the subscription price for the security likely to be issued upon exercise of each Option and decided that this price would be set by the Board of Directors of the Company, at the fair market value as applicable at the date of allocation of the Option, pursuant to objective methods applicable in the field of assessment of shares (including, as the case may be, the reference to the market price of Company listed shares), and if required, with the assistance of independent experts.

In addition, this decision granted the Board of Directors the power to issue these Options, on one or more occasions, including the authority to determine the beneficiaries and the number of Options to be issued, and the elimination of shareholders’ pre-emptive subscription rights. Furthermore, the Board of Directors was granted the power to increase share capital by a maximum amount equal to the total number of Options issued, to record the successive increases in share capital as a result of the exercise of the Options, and to carry out all formalities required as a result thereof.

Therefore and pursuant to the aforesaid grant of authority, at a meeting held on 23 July 2013, the Board of Directors decided the procedures applicable to this stock and established the present SO 2013-1 subscription Plan (hereafter the “2013-1 Plan” or the “Plan), in conformity with the principles set by the combined general shareholders’ meeting and aforesaid statutory provisions.

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SO 2013-1 Subscription Plan

III – DESCRIPTION OF THE PLAN

The list of the 2013-1 Plan’s beneficiaries (hereinafter “Beneficiaries”) shall be approved by the Company’s Board of Directors.

III-1. Issuing the Options

The Options are issued free of charge to each Beneficiary.

No person holding more than 10% of Sequans Communications’ share capital shall be issued any Options.

The number of Options issued to each Beneficiary, as well as the subscription price for the share to be issued pursuant to exercising an Option (as defined under section III-4 below) shall be indicated in the Individual Letter of Notification sent to him/her by the Chairman and which is deemed to be an exhibit of this Plan.

Exercising an Option entitles the Beneficiary to subscribe for one new ordinary share with a par value of EUR 0.02 (hereafter a “New Share”).

This number of shares cannot be modified during the Options’ period of validity, except in the event of an adjustment in the subscription price in accordance with the requirements provided by law (see section III-4. hereinafter).

Within a period of seven (7) days following the receipt of the Individual Letter of Notification informing him/her that Options have been issued to him/her, the Beneficiary undertakes to return to the Company:

(i)	a copy of this Plan,

(ii)	a copy of the Individual Letter of Notification

being specified that all such copies shall be duly executed by the Beneficiary who acknowledges that the Individual Letter of Notification is part of these Plan.

FAILURE TO COMPLY WITH THIS FORMALITY WITHIN THE APPLICABLE PERIOD SHALL RENDER THE OPTIONS ISSUED IMMEDIATELY AND AUTOMATICALLY VOID.

III-2. Features and period of validity of the Options

Options are irrevocably granted for a period of 10 years as from the time they are issued by the Board of Directors.

As a result of issuing the Options, the pre-emptive right of shareholders to subscribe for the new shares to be issued as said Options are exercised will be eliminated in favour of the Beneficiaries.

Rights obtained as the result of the Options cannot be transferred until the Options have been exercised.

Options must be exercised within the aforementioned maximum period of 10 years, any Option not exercised before the expiry of such period shall automatically become null and void.

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Furthermore, the Beneficiary must comply with the following schedule:

(i)	first issue

•	The Beneficiary may exercise 25% of the Options issued to him/her after the expiry of a period of 12 months following the date he/she joins Sequans Communications or one of its subsidiaries;

•	Thereafter, the Beneficiary may exercise the remainder of his/her Options at the rate of 1/36th per month for the period between the 13th and 48th month following the date he/she joins Sequans Communications or one of its subsidiaries.

(i)	further issue(s)

•	The Beneficiary may exercise 25% of the Options issued to him/her after the expiry of a period of 12 months following the date of such issue;

•	Thereafter, the Beneficiary may exercise the remainder of his/her Options at the rate of 1/36th per month for the period between the 13th and 48th month following the date of the aforesaid issue.

In the event that a third party acquires a 100% interest in Sequans Communications, and in no other case, a Beneficiary who is subsequently dismissed for genuine material cause shall have the right to exercise all of his/her Options within a period of 30 days following the date of said dismissal, notwithstanding the schedule set out above for exercising his/her Options.

In the event that a company ceases to be a subsidiary of Sequans Communications, all Options held by the employees of such subsidiary, and that have not been exercised before such time, shall automatically and immediately become null and void.

III-3. Cessation of the Beneficiary’s duties with Sequans Communications or one of its subsidiaries

In the event that the Beneficiary’s duties with Sequans Communications or one of its subsidiaries, whether as an employee or company officer, cease:

•	Said Beneficiary shall lose all rights with regard to Options that are not yet exercisable on the date that his/her duties cease in accordance with the schedule for exercising the Options set out in Article III-2. hereinabove.

However, the Beneficiary retains the right to exercise Options that are exercisable and that have not yet been exercised, provided that the Beneficiary exercises his/her Options within a period of 30 days following the actual termination of his/her duties.

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Notwithstanding the above provisions, should the loss of the status as an employee during the Vesting Period be due to one of the following reasons, the Options would be treated as follows:

•	Retirement: A Beneficiary whose date of retirement is effective at least one year after the allotment of Options, shall enjoy an accelerated vesting under which all such Options will become immediately exercisable. Such Beneficiary shall have a period of ninety (90) days to exercise the Options, from the effective date of retirement. Such Options shall remain subject to the other conditions of this Plan.

•	Death: the successors or beneficiaries of a Beneficiary shall have a period of six (6) months to exercise the Options, from the date of death of said Beneficiary; after the expiry of this period, the successors or beneficiaries shall definitely lose the right to exercise unexercised Options. In any case, no exercise shall take place after the expiration of Options.

•	2nd and 3rd category disability, within the meaning of article L.341-4 of the French Social Security Code—or an equivalent foreign social security regime—Beneficiaries may preserve their right to exercise their Options which are exercisable, but they will remain subject to the other conditions of this Plan.

•	Termination for economic reasons (redundancy): the Beneficiary shall have a period of ninety (90) days to exercise the Options—which are exercisable—from the effective date of termination; they will be subject to the other conditions of this Plan.

III-4. Setting the subscription price for shares obtained by exercising the Options

The subscription price for New Shares to be issued pursuant to an exercise of the Options is set at the closing price of the Sequans Communications share (ADS) listed on the NYSE, on the effective date of allotment of Options.

This price is mentioned in the Individual Notification Letter, price which may not be changed during the Options’ period of validity, except in the event of adjustments in accordance with statutory and regulatory requirements.

III-5. Maintaining the rights of Option holders during the exercise period

During the entire period of validity of the Options, the Company shall be entitled to proceed with a capital write-off or reduction, a change to the appropriation of profits, a free allotment of shares, a capitalization of reserves, profits or share premiums, a distribution of reserves or any issue of capital securities or securities giving entitlement to an allotment of capital securities conferring a subscription right reserved for shareholders, provided that the Company accordingly take the necessary measures in compliance with applicable legal and/or regulatory provisions.

IV – REQUIREMENTS AND PROCEDURES FOR EXERCISING OPTIONS

IV-1. Suspension of the rights to exercise the Options

If necessary, the Board of Directors may suspend the right to exercise the Options. In particular, a suspension may be ordered whenever a transaction concerning Sequans Communications’ share capital requires knowing in advance the exact number of shares that make up share capital or in the event that one of the financial transactions requiring an adjustment is carried out.

In such case, Sequans Communications shall inform the Beneficiaries of the Options, indicating the date of the suspension and the date on which the right to exercise Options will be re-established. Such suspension may not exceed 3 months.

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If the right to exercise an Option expires during a period in which rights are suspended, the period for exercising the Option shall be extended by 3 months.

All requests for exercising Options, documented by the signature of a subscription certificate specific to the SO 2013-1 Plan, shall be sent to Sequans Communications, and shall be accompanied by a cheque made out to the Company’s order in an amount corresponding to the number of New Shares subscribed, considering that such shares must be fully paid up in cash at the time of subscription, except in case of settlement of the subscription price by way of a set-off with a debt. If the Beneficiary has been registered in the on-line equity management system established by the Company, exercise of Options shall take place in accordance with the process manual provided to the Beneficiary and/or available from the Company’s human resources department.

Failure to fully pay the exercise price renders the subscription null and void.

V – FEATURES OF SHARES SUBSCRIBED

V-1. Delivery and form of shares

New Shares acquired by exercising Options are registered in the books of Sequans Communications as registered shares, which meets the statutory requirements for benefiting from the applicable favourable tax treatment.

V-2. Rights—Availability

New Shares (ordinary shares), shall be subject to all provisions of the memorandum and articles of association and shall enjoy all rights pertaining to shares of such class as from the date the increase in share capital is completed.

These New Shares shall be immediately transferable, subject to the following exception : Beneficiaries residing in France are not entitled to assign any New Share issued further to the exercise of an Option, before the end of a four (4) year-period from the issue of the given Option.

However, since these shares are listed for trading on the New York Stock Exchange and in order to avoid any insider trading risk, Beneficaries shall comply with the Insider Trading Compliance Policy of the Company, available on the Company’s intranet and website, and/or from the human resources department.

VI – TAX PROVISIONS

The presentation of tax treatment is provided for informational purposes only. It corresponds to the French legislation in effect as of the date this plan was approved by the Board of Directors.

The Beneficiary shall be responsible for learning about any amendments to the applicable tax treatment.

VI-1. THE TAX PROVISIONS CURRENTLY APPLICABLE TO BENEFICIARIES WHO ARE EMPLOYEES OF SEQUANS COMMUNICATIONS AND WHO ARE DOMICILED IN FRANCE, ARE EXPLAINED BELOW.

1. A Beneficiary who has exercised Options and subscribed for shares of Sequans Communications receives a gain equal to the difference between the value of the shares on the date the Option is exercised and the subscription price for the shares.

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This gain is subject to favourable tax treatment provided that the shares are issued as registered shares and that the sale of the shares obtained by exercising the Options occurs at least four (4) years after such Options are issued.

This gain, treated as a capital gain realised at the time of purchase, is subject to

•	an income tax (impôt sur le revenu) : progressive rate up to 45%

•	social security contributions (prélèvements sociaux : CSG, CRDS...) : 8% (5.1% being deductible from the income tax)

•	an employee specific contribution (contribution salariale spécifique) : 10%

Failure to comply with these four-year period will subject these capital gain to the tax treatment applicable to wages and salaries. As an exception to the foregoing, shares may be sold before the expiry of the four-year period in the event of:

•	The dismissal of the Beneficiary,

•	The Beneficiary’s retirement,

•	Invalidity deemed to fall within the second and third categories provided in Article L.341-4 of the French Social Security Code,

•	The Beneficiary’s death.

2. Capital gains realised at the time of sale (i.e., the difference between the sale price of the share and the value of such share on the date the Option is exercised) are taxed from the first Euro in accordance with the tax treatment of capital gains realised on the sale of securities.

The capital gain is subject to

•	an income tax (impôt sur le revenu) : progressive rate up to 45%(*)

•	social security contributions (prélèvements sociaux : CSG, CRDS...) : 15.5% (5.1% being deductible from the income tax)

(*) : The Holder will also enjoy a complementary abatement of

•	20% if he holds the shares for an additional period of 2 years from the date of exercise

•	30% if he holds the shares for an additional period of 4 years from the date of exercise

•	40% if he holds the shares for an additional period of 6 years from the date of exercise

Note: In addition, in order to benefit from this specific tax treatment, the Beneficiary must attach to his/her income tax return for the year in which the Options are exercised a certificate that will be provided to him/her by the Company.

3. The tax information contained in this section VI-1 is likely to change in accordance with the applicable statutory and regulatory provisions. Sequans Communications and its subsidiaries shall have no obligation to provide advice and/or assistance in this regard.

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VI-2. TAX PROVISIONS APPLICABLE TO BENEFICIARIES DOMICILED ABROAD AND/OR EMPLOYEES OF SEQUANS COMMUNICATIONS SUBSIDIARIES LOCATED ABROAD.

Beneficiaries domiciled abroad and/or who are employees of a foreign subsidiary of Sequans Communications are solely responsible for:

•	Determining the tax provisions applicable to gains resulting from (i) holding the Options, (ii) holding the shares issued as a result of exercising the Options, and (iii) the sale of such shares;

•	Paying all taxes and contributions due as a result.

Sequans Communications and its subsidiaries shall have no obligation to provide advice and/or assistance in this regard.

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